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                                                                   EXHIBIT 23.3

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in the Proxy Statement/Prospectus forming part of the Registration Statement on Form S-4 of Aluminum Company of America under the Securities Act of 1933, of our report, dated January 27, 1998, on our audits of the consolidated financial statements and the financial statement schedule of Alumax Inc. (the "Company") as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which reports are incorporated by reference or included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts."

                                          Coopers & Lybrand L.L.P.

                                          Atlanta, Georgia
                                          June 30, 1998